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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heritage Property Investment Trust, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-109537, 333-109538 and 333-109539) on Form S-3/A and the registration statement (No. 333-97993) on Form S-8 of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our report dated February 6, 2004, except for note 11, which is as of March 1, 2004, note 16, which is as of March 12, 2004, note 2, which is as of April 20, 2004, and note 14, which is a of September 7, 2004, with respect to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2003, which report appears in the December 31, 2003 annual meeting on Form 8-K of the Company.

/s/ KPMG LLP

Boston, Massachusetts
September 13, 2004

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm